Exhibit 99.1

Star Gas Partners, L.P. Reports Fiscal 2006 First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 6, 2006--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2006 first quarter. On December 17, 2004, the Partnership sold its propane segment and the historical results of the propane segment is accounted for as discontinued operations in the Partnership's financial statements.
    For the fiscal 2006 first quarter, Star reported an 18.2 percent increase in total revenues to $414.4 million, compared to total revenues of $350.7 million in the year ago period, as higher selling prices more than offset a reduction in sales of home heating oil. Average wholesale home heating oil product costs increased 27.9 percent to $1.75 per gallon for the fiscal 2006 first quarter, compared to $1.37 for the prior year period. Home heating oil volume for the fiscal 2006 first quarter declined 7.7 percent year-over-year, from 142.3 million gallons to 131.3 million gallons.
    The home heating oil volume decline was due almost entirely to net customer attrition. For the fiscal 2006 first quarter, Star lost approximately 7,200 accounts (net), or 1.6 percent of its home heating oil customer base, as compared to the fiscal 2005 first quarter in which Star lost 2,000 accounts (net), or 0.4 percent of its customer base. For the twelve months ended December 31, 2005, Star's net customer attrition rate was 8.3 percent, which compares to 7.1 percent, 6.4 percent and 1.5 percent for fiscal 2005, fiscal 2004 and fiscal 2003, respectively.
    Home heating oil per gallon margins for the fiscal 2006 first quarter rose by 21.2 cents per gallon, versus the corresponding 2005 period due largely to an increase in the margins realized on sales to price protected customers when compared to the unusually low margins experienced during the fiscal 2005 first quarter and the Partnership's decision in the fourth quarter of fiscal 2005 and continuing into fiscal 2006 to maintain reasonable profit margins in spite of competitors' aggressive pricing tactics. Also contributing to the expansion in home heating oil per gallon margins was the favorable market conditions experienced during the fiscal 2006 first quarter as the wholesale cost of home heating oil declined following the numerous hurricanes in Florida and the Gulf Coast, compared to the fiscal 2005 first quarter in which the wholesale cost of home heating oil spiked during the quarter. During the fiscal 2006 first quarter, the Partnership was able to decrease its variable selling prices at a slower rate than the decline in the wholesale cost of home heating oil. We are expecting higher per gallon margins for the remainder of fiscal 2006 versus the period from January 1, 2005 to September 30, 2005, but we do not expect a 21.2 cents per gallon increase. The net loss from service improved by $2.6 million from a loss of $4.8 million (3.4 cents per gallon) for the fiscal 2005 first quarter to a $2.2 million loss (1.7 cents per gallon) for the fiscal 2006 first quarter.
    Total operating expenses (delivery, branch, general and administrative) decreased by $15.5 million, to $65.8 million for the fiscal 2006 first quarter as compared to $81.3 million for the prior year's quarter. This decrease was due to lower bridge and financing expenses of $10.4 million, a reduction in marketing expenses of $3.7 million, staff reductions of $0.9 million and the decrease in certain variable operating expenses directly associated with the 7.7% decline in home heating oil volume estimated to be $2.1 million. Directors and officer's liability insurance expense was higher by $0.5 million for the fiscal 2006 first quarter versus the corresponding 2005 period and compensation expense relating to unit appreciation rights was higher by $2.1 million. (In the fiscal 2005 first quarter, the decline in the unit price for senior subordinated units resulted in reversing previously recorded expenses of $2.1 million.)
    In the fiscal 2006 first quarter, operating income increased $41.4 million to $20.4 million, as compared to an operating loss of $21.0 million for the fiscal 2005 first quarter. This increase was due to an increase in product gross profit margin of $22.7 million, improvements in net service and installation profitability of $2.6 million, lower bridge and financing expenses of $10.4 million and a reduction in marketing expenses of $3.7 million.
    Star's income (loss) from continuing operations during the fiscal 2006 first quarter increased $87.5 million to $12.9 million, as compared to a loss from continuing operations of $74.6 million during the fiscal 2005 first quarter. This increase was due to the $41.4 million increase in operating income, lower interest expense of $3.3 million and higher interest income of $0.5 million. The quarter-to-quarter comparison was also favorably impacted by the $42.1 million loss on redemption of debt recorded in the three months ended December 31, 2004.
    For the three months ended December 31, 2005, net income declined by $61.9 million, to $12.5 million, as compared to $74.4 million in net income for the three months ended December 31, 2004 as an $87.5 million increase in income from continuing operations and a $4.6 million increase in income from discontinued operations in the 2006 first fiscal quarter were more than offset by a $153.6 million gain on the sale of the propane segment recorded in the year ago period.
    For the three months ended December 31, 2005, EBITDA increased $82.9 million, to $28.9 million, as compared to an EBITDA loss of $54.0 million for the three months ended December 31, 2004. This increase was due to an increase in product gross profit of $22.7 million, an improvement in net service profitability of $2.6 million, lower bridge and financing expenses of $10.4 million and a reduction in marketing expenses of $3.7 million. The quarter-to-quarter comparison was also favorably impacted by a $42.1 million loss on the redemption of debt that was recorded in the three months ended December 31, 2004. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    Average temperatures in Star's geographic areas of operations for January 2006 were 29.3 percent warmer than January 2005. Star estimates that home heating oil volume declined by 32.4 percent from
88.5 million gallons for January 2005 to an estimated 59.9 million gallons for January 2006. The estimated impact of the decline in volume is anticipated to result in a reduction in operating income of approximately $14.0 million for the month of January 2006 when compared to January 2005, before estimated proceeds from weather insurance. Based on estimates of accumulated degree days from November 1, 2005 to January 31, 2006, Star estimates that it would receive approximately $5.5 million under its weather insurance policy, which will partially offset the impact of the warmer weather experienced in January 2006. If February 2006 is colder than the 10-year average, the projected proceeds under the policy would be reduced and could be zero.
    Commenting on the Partnership's operating results, Star Gas Partners Chief Executive Officer Joseph P. Cavanaugh, stated, "This has been a very eventful quarter for the Partnership. I am very pleased with our performance. I believe it demonstrates we have an extremely capable organization that can meet the operating challenges that face us every day. We still have obstacles to overcome, including the continued effects of net customer attrition, but we are positioning the Partnership for future success. The approval of the proposed recapitalization is the next important step on the path to that success."

    Strategic Recapitalization

    Star recently commenced mailing its proxy materials in conjunction with the proposed strategic recapitalization first announced on December 5, 2005. Star's board of directors and its senior management support the recapitalization and urge all unitholders to vote IN FAVOR OF THE PROPOSALS.
    If approved by unitholders of record, the recapitalization proposals would result in, among other things:



    -- Strengthening of Star 's balance sheet, helping it to meet liquidity and capital requirements, and allowing the Partnership to operate more efficiently with less debt.

    -- Quarterly distributions to commence accruing at a rate of $0.27 per year, beginning in October 2008.

        -- Should the proposed recapitalization not be approved, it is unlikely that Star unitholders would receive any distributions in the foreseeable future.

    -- Allowing the Partnership to resume strategic acquisitions of home heating oil distributors.

    -- Common unitholders being offered rights to purchase additional SGU common units.

        -- These valuable rights will allow common unitholders to purchase additional units at $2.00 per unit - which is below the trading price of the common units as of the day of this release.

    -- Resolution of a significant disagreement with certain of Star's senior noteholders that could have a material adverse effect on the Partnership's ability to continue as a going concern.


    REMINDER: Star Gas management will host a conference call and webcast today at 1:00 p.m. (ET). Conference call dial-in is 800/847-8137 or 212/341-7097 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com
    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                 Sept. 30,   Dec. 31,
                                                   2005       2005
                                                 ---------  ---------
ASSETS
Current assets
  Cash and cash equivalents                      $  99,148  $   9,217
  Receivables, net of allowance of $8,433 and
   $9,665, respectively                             89,703    182,252
  Inventories                                       52,461     66,122
  Prepaid expenses and other current assets         70,120     62,806
  Current assets held for sale                           -      1,629
                                                 ---------  ---------
    Total current assets                           311,432    322,026
                                                 ---------  ---------

Property and equipment, net                         50,022     47,152
Long-term portion of accounts receivables            3,788      2,643
Goodwill                                           166,522    166,522
Intangibles, net                                    82,345     73,233
Deferred charges and other assets, net              15,152     14,832
Assets held for sale                                     -      7,770
                                                 ---------  ---------
  Total assets                                   $ 629,261  $ 634,178
                                                 =========  =========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                               $  19,780  $  22,275
  Working capital facility borrowings                6,562     33,251
  Current maturities of long-term debt                 796        754
  Accrued expenses                                  56,580     67,334
  Unearned service contract revenue                 36,602     40,739
  Customer credit balances                          65,287     47,837
  Current liabilities associated with assets held
   for sale                                              -      6,126
                                                 ---------  ---------
    Total current liabilities                      185,607    218,316
                                                 ---------  ---------

Long-term debt                                     267,417    267,339
Other long-term liabilities                         31,129     31,756

Partners' capital (deficit)
  Common unitholders                               144,312    155,437
  Subordinated unitholders                          (8,930)    (7,638)
  General partner                                   (3,936)    (3,823)
  Accumulated other comprehensive income (loss)     13,662    (27,209)
                                                 ---------  ---------
    Total partners' capital                        145,108    116,767
                                                 ---------  ---------

    Total liabilities and partners' capital      $ 629,261  $ 634,178
                                                 =========  =========





               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)              Three Months Ended
                                                      December 31,
                                                 --------------------
                                                    2004       2005
                                                 ---------  ---------
Sales:
  Product                                        $ 297,119  $ 358,869
  Installations and service                         53,575     55,512
                                                 ---------  ---------
    Total sales                                    350,694    414,381

Cost and expenses:
  Cost of product                                  222,903    261,972
  Cost of installations and service                 58,375     57,695
  Delivery and branch expenses                      65,480     59,426
  Depreciation and amortization expenses             9,122      8,485
  General and administrative expenses               15,842      6,366
                                                 ---------  ---------
    Operating income (loss)                        (21,028)    20,437

Interest expense                                   (10,875)    (7,540)
Interest income                                        383        858
Amortization of debt issuance costs                   (715)      (631)
Loss on redemption of debt                         (42,082)         -
                                                 ---------  ---------
    Income (loss) from continuing operations
     before income taxes                           (74,317)    13,124
Income tax expense                                     331        250
                                                 ---------  ---------
    Income (loss) from continuing operations       (74,648)    12,874

Loss from discontinued operations, net of income
 taxes                                              (4,552)         -
Gain on sale of discontinued operations, net of
 income taxes                                      153,644          -
                                                 ---------  ---------
  Income before cumulative effect of changes in
   accounting principles                            74,444     12,874
  Cumulative effect of changes in accounting
   principles - change in inventory pricing
   method                                                -       (344)
                                                 ---------  ---------
     Net income                                  $  74,444  $  12,530
                                                 =========  =========

     General Partner's interest in net income    $     672  $     113
                                                 ---------  ---------

Limited Partners' interest in net income         $  73,772  $  12,417
                                                 =========  =========

Basic and Diluted Income (Loss) per Limited
 Partner Unit:
  Continuing operations                          $   (2.07) $    0.36
  Discontinued operations                            (0.13)         -
  Gain on sale of discontinued operations             4.26          -
                                                 ---------  ---------
    Income before cumulative effect of changes
     in accounting principles                         2.06       0.36
  Cumulative effect of changes in accounting
   principles                                            -      (0.01)
                                                 ---------  ---------
    Net income                                   $    2.06  $    0.35
                                                 ---------  ---------

Weighted average number of Limited Partner units
 outstanding:
  Basic                                             35,756     35,903
                                                 =========  =========
  Diluted                                           35,756     35,903
                                                 =========  =========





                       SUPPLEMENTAL INFORMATION

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                       RECONCILIATION OF EBITDA


                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                    2004       2005
                                                 --------------------
(in thousands)
Income (loss) from continuing operations         $ (74,648) $  12,874
Plus:
    Income tax expense                                 331        250
    Amortization of debt issuance costs                715        631
    Interest expense, net                           10,492      6,682
    Depreciation and amortization expense            9,122      8,485
                                                 ---------  ---------
         EBITDA                                   (53,988)(a)  28,922
Add/(subtract)
    Income tax expense                                (331)      (250)
    Interest expense, net                          (10,492)    (6,682)
    Unit compensation expense                       (2,094)         -
    Provision for losses on accounts receivable      1,721      1,977
    Unrealized loss on derivative instruments        3,941      1,089
    Loss on redemption of debt                      42,082          -
    (Gain) loss on sales of fixed assets, net          (73)       427
    Change in operating assets and liabilities    (132,661)  (137,932)
                                                 ---------  ---------

         Net cash used in operating activities   $(151,895) $(112,449)
                                                 =========  =========

(a) Includes one-time expenses of $42.1 million to early debt redemption.

                                                     Three Months
                                                         Ended
                                                      December 31,
                                                 --------------------
                                                    2004       2005
                                                 ---------  ---------
Home heating oil gallons sold (millions)             142.3      131.3


    CONTACT: Star Gas Partners
             Investor Relations
             203-328-7310
                          or
             Jaffoni & Collins Incorporated
             Robert Rinderman, Steven Hecht
             212-835-8500 or SGU@jcir.com